Exhibit  10.2

                            STOCK PURCHASE AGREEMENT
                            ------------------------


     THIS STOCK PURCHASE AGREEMENT ("Agreement") is entered into the 3rd day of January, 2006, and supercedes any and all other agreements whether in writing or orally communicated, by and among Richard E. Miller as an individual, (hereinafter referred to as the "SELLER"), the owner of the shares of common stock of See World Satellites, Inc., a Pennsylvania corporation (hereinafter referred to as "SWS"), and FTS Group, Inc., a Nevada corporation (hereinafter referred to as the "PURCHASER");

                                   WITNESSETH:

     WHEREAS, the SELLER is the sole record owner and holder of an aggregate of one-hundred percent (100%) of the issued and outstanding common stock, no par value per share, of SWS (the "Shares"); and

     WHEREAS, the PURCHASER desires to purchase the Shares, and the SELLER desires to sell or cause to be sold the Shares, upon the terms and subject to the conditions herein; and
     WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Purchaser shall pay a combination of cash, stock and a note, as further described herein, (the "Purchase Price"); and
     WHEREAS, portions of the Purchase Price contemplated hereby shall be held in escrow pursuant to the terms of an Escrow Agreement to be executed by the parties substantially in the form attached hereto as Exhibit "A" (the "Escrow Agreement").

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and the sale of the Shares, it is hereby agreed as follows:

1.     CLOSING,  PURCHASE  PRICE  AND  SECURITY.

     A. PROCEDURE FOR CLOSING. The Closing of the purchase and sale of the Shares will be held at the SELLER'S offices on January 3rd, 2006 at 3:00 pm EST (the "Closing") or such other place, date and time as the parties hereto may otherwise agree.

     B. PURCHASE AND SALE OF SWS STOCK. At Closing, and subject to the terms and conditions hereinafter set forth, the SELLER shall sell, convey and transfer, all of the Shares of SWS' Stock corresponding to100% ownership of SWS.

     C. AMOUNT AND PAYMENT OF PURCHASE PRICE. The Purchase Price shall be five million five hundred thousand dollars ($5,500,000), which shall be paid as follows:

(i) PURCHASER shall pay to SELLER Five hundred thousand dollars ($500,000) at the Closing by certified check. An additional five hundred thousand dollars ($500,000) shall be escrowed at the Closing pursuant to a Purchase Price Escrow Agreement similar to that which is attached hereto as Exhibit "A", and shall be held in escrow until all the agreements listed in Schedule A have been executed, amended or modified to acknowledge PURCHASER'S acquisition of SELLER'S Shares and/or to make PURCHASER a party to each agreement such that the PURCHASER will have full benefit of the agreements.

(ii) At the Closing, PURCHASER shall issue to SELLER, a two (2) year promissory note in the sum of three million five hundred thousand dollars ($3,500,000) (the "Note"), a copy of which is attached hereto as Exhibit "B". The Note shall pay no interest. Pursuant to the terms and conditions of the Note, PURCHASER shall pay to SELLER seven (7) equal cash installments" of two hundred fifty thousand dollars ($250,000). The initial installment shall be payable ninety (90) days after Closing, and the remaining installments are payable every three (3) months thereafter. The PURCHASER shall also pay to SELLER an additional payment of one million dollars ($1,000,000) on January 3, 2007. The PURCHASER shall further pay SELLER an additional payment of seven hundred fifty thousand dollars ($750,000) on April 3, 2008. The Note shall be secured as provided in Paragraph D herein.

(iii) PURCHASER shall issue to SELLER one million dollars ($1,000,000) worth of its convertible preferred stock. The preferred shares will be paid to Mr. Miller within three (3) days of the completion of the Company's 2005 audit. The value of the shares will be based on the closing price of the Purchaser's stock on the day of Closing.

     D. SECURITY. As security for the payment of the unpaid balance of the purchase price as evidenced by the Note, the parties shall execute at the Closing a Stock Escrow Agreement (the "Stock Escrow Agreement") similar to that which is attached hereto as Exhibit "C", whereby the SELLER shall have a perfected security interest in the Shares of SWS until PURCHASER has paid the installments due under the Note up to and through January 4, 2007, including the one million dollar ($1,000,000) payment due to SELLER on January 3, 2007, at which point in time the Stock Escrow Agreement will terminate. At the Closing, the SELLER shall deliver the certificates evidencing such shares to the Escrow Agent as provided for under the terms and provisions of the Stock Escrow
Agreement (the "Escrow Agent"). All the Shares held in escrow by the Escrow Agent shall be accompanied by duly executed stock powers. All rights in connection with or incident to the ownership of the Shares shall be vested solely with the PURCHASER, subject to the provisions of the Stock Escrow Agreement and the rights of the SELLER as pledge and secured party. PURCHASER shall have the right to vote the shares.

     (i) Payment and Delivery of the Shares. Upon written notice to the Escrow Agent by the parties that the entire purchase price for the Shares held in escrow has been paid, the Escrow Agent shall deliver to PURCHASER the certificates evidencing such shares and the escrow shall terminate as to the Shares.

     (ii) Default and Remedies. If at any time there occurs a default in the payment by the PURCHASER of principal of any of the installments provided for in Paragraph 1.C.(ii) hereinabove, which default remains uncured for fifteen
(15) days after written notice thereof, all payments of unpaid principal shall be accelerated and shall become due and payable immediately, and the Escrow Agent shall, subject to the conditions contained in the Stock Escrow Agreement, if still in effect, deliver the share certificates to the SELLER, or to his assigns, heirs, or personal representatives, as the case may be.

     (iii) Restriction on Activities of PURCHASER and SWS. Until PURCHASER has paid all installments due under the Note up to and through January 4, 2007, including the one million dollar ($1,000,000) payment due to SELLER on January 3, 2007, PURCHASER and SWS agree not to do any of the following, and a failure to comply with such prohibitions shall constitute a default under the terms of the Note:

          (a) Amend SWS' Articles of Incorporation or By-Laws in any manner that will adversely effect the SELLER;
          (b)     Issue  or  sell  any  shares,  share-options, bonds, notes, or
other               corporate  securities  of  SWS;
          (c)     Sell,  assign,  or  transfer  any  of SWS' assets, tangible or intangible, except in the ordinary course of business, unless unanimously approved by the Board;
          (d) Mortgage, pledge, create a security interest in, or otherwise encumber any of SWS' assets, tangible or intangible unless unanimously approved by the Board;
          (e) Declare or pay any dividends or other distributions to SWS shareholders, whether in case, corporate shares, or kind, or purchase or redeem any of its shares, in excess of $25,000 per annum;
          (f) Authorize and/or permit SWS to purchase the shares or securities of any other corporation;
          (g) Authorize and/or permit SWS to merge or consolidate with or into any other corporation, or liquidate or dissolve;
          (h)     Authorize and/or permit SWS to lend any of its funds or act as
a               guarantor  or  surety;
          (i) Authorize and/or permit SWS to borrow any funds other than in the ordinary course of business for amounts in excess of $100,000, from any source whatsoever, whether secured or unsecured unless unanimously approved by the Board;
          (j) Authorize and/or permit SWS to enter into any contract or transaction other than that in the ordinary course of business unless
unanimously  approved  by  the  Board;     and
          (k)     Divert  any  business opportunities of SWS to any other person
or               company.

     (iv) Waiver of Restrictions. PURCHASER may approach SELLER at any point in time until PURCHASER has paid all installments due under the Note to SELLER up to and through January 4, 2007, including the one million dollar ($1,000,000) payment due on January 3, 2007, with any comparably significant alternative business proposal to that contained in subsection 1.D.(iii) hereinabove concerning SWS that would otherwise be restricted by subsection 1.D.(iii) hereinabove to obtain SELLER'S waiver of such restriction, which waiver shall not be unreasonably withheld, conditioned or delayed.

     (iv) Furnish Financial Statements. PURCHASER agrees to furnish quarterly unaudited financial statements of SWS to SELLER within forty-five (45) days of each quarter.

     (v) Seat on SWS' Board of Directors. SELLER shall remain as a Director of SWS until the Note is paid in full, and he shall be entitled to participate in all meetings of the Board and business decisions presented to the Board for resolution. Until the Note is paid in full, SWS' Board of Director's shall consist of the SELLER and one additional Director, each having an equal vote on all business decisions presented to the Board. No resolution shall be adopted by the Board unless both Directors consent to the proposal presented to the Board and being voted on by the Board.

     E. CONSULTING AGREEMENT. At the Closing, PURCHASER and SELLER shall execute a Consulting Agreement hereto, a copy of which is attached as Exhibit "D", whereby SELLER agrees to remain with PURCHASER as a Consultant for a period of two (2) years, beginning on April 1, 2006. SELLER shall be compensated at a rate of $100,000 per year or as otherwise determined in the Consulting Agreement.

     F. NON-COMPETE AGREEMENT. At the Closing, PURCHASER and SELLER shall further execute a Non-Compete Agreement not to compete with PURCHASER for a period of five (5) years immediately following the Closing.

2. REPRESENTATIONS AND WARRANTIES OF SELLER. SELLER hereby warrants and represents:
     A. AUTHORITY RELATIVE TO THIS AGREEMENT. Except as otherwise stated herein, the SELLER has full power and authority to execute this Agreement and carry out the transactions contemplated by it and no further action is necessary by the SELLER to make this Agreement valid and binding upon SELLER and enforceable against him in accordance with the terms hereof, or to carry out the actions contemplated hereby. The execution, delivery and performance of this Agreement by the SELLER will not:

     (i) constitute a breach or a violation of SWS' Articles of Incorporation, By-Laws, or of any law, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which it is a party, or by which it is bound;

     (ii) constitute a violation of any order, judgment or decree to which it is a party or by which its assets or properties are bound or affected; or

     (iii) result in the creation of any lien, charge or encumbrance upon its assets or properties, except as stated herein.

     B. OWNERSHIP. All of the Shares have been duly authorized, validly issued and are fully paid and non-assessable, and were not issued in violation of the terms of any agreement or other understanding legally binding upon SWS, and were issued in compliance with all applicable laws and regulations.

     C. REVENUES. SELLER represents and warrants that SWS reported total gross revenues of at least five million dollars ($5,000,000) for the twelve (12) months of the fiscal year ending December 2005.

     D. MATERIAL CONTRACTS. SELLER represents and warrants that SWS has valid and enforceable contracts as listed on Schedule A hereto to provide services as a "Regional Service Provider", as defined in the contracts in Schedule A, and SELLER represents that he is negotiating new contracts, which new contracts shall include and/or acknowledge PURCHASER as a party thereto. The new contracts in Schedule A shall be in force no later then March 31, 2006. If the new contracts are not in force by March 31, 2006, SELLER and PURCHASER may either renegotiate a new Stock Purchase Agreement or either party may declare this Agreement null and void upon giving written notice on or before March 31, 2006. SELLER shall reimburse PURCHASER any and all other monies received under Paragraph 1.C. hereinabove less any dividends or other distributions received by PURCHASER during the time period of January 3, 2006 through March 31, 2006, which shall be determined in the normal course of business by an audit to be performed by a certified public accountant selected by SELLER which shall be approved by PURCHASER, whose approval shall not be unreasonably withheld

     E. ASSETS. SELLER represents that PURCHASER is entitled to all assets of SWS as such assets appear on SWS' "Financial Statements," a copy of which is attached hereto as Schedule B. Assets that shall be excluded from this transaction and to which PURCHASER is not entitled to hereunder are listed on Schedule C.

     F. LAWSUITS, LIENS AND TAXES. SELLER represents that, to SELLER'S AND SWS' best knowledge that neither the SELLER nor SWS, nor its employees, officers or directors, are currently the subject of any lawsuit threatened or filed. SELLER also represents that SWS is free from any liens or encumbrances. SELLER shall be solely responsible for all taxes which may be incurred by SELLER resulting from the receipt of consideration by SELLER pursuant to this Agreement.

     G. BROKERAGE. SELLER is responsible for any and all brokerage or finders fee's that may arise as a result of the transactions contemplated hereunder.

     H. PREFERRED STOCK. SELLER represents that there are no outstanding shares of any other class of SWS stock, including but not limited to, SWS preferred stock, other than the Shares represented in this Agreement.

     I. LIABILITES. SELLER represents that all of its liabilities, commitments and potential liabilities, including potential litigation, are listed on Schedule D. Any liabilities that accrued prior to Closing and that are not listed on Schedule D in which Purchaser must assume after Closing shall be deducted from the principal of the Note issued by Purchaser to Seller at Closing.

     J. FUTURE LITIGATION. SELLER will indemnify PURCHASER for any litigation that results from any event or occurrence that took place prior to the Closing.

     K. COMPLIANCE. SELLER warrants that it has complied and is presently in compliance in all material respects with all Federal, state, local or foreign laws, ordinances, regulations and orders applicable to it or its business.

     L. NO REGISTRATION. SELLER warrants that it is acquiring the securities in the Purchase Price for investment and for SELLER'S own account and not as a nominee or agent for any other person and with no present intention of distributing or reselling such shares. SELLER understands (1) that the securities in the Purchase Price have not been registered for sale under the Securities Act or any state securities or "blue-sky" laws in reliance upon exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of the investment intent of SELLER as expressed herein, (2) that such securities must be held indefinitely and not sold until such shares are registered under the Securities Act and any applicable state securities or "blue-sky" laws, unless an exemption from such registration is available.
     M. FULL DISCLOSURE. Now and as of the date of Closing, the Schedules attached hereto and all documents and other papers listed therein or required to be delivered pursuant to this Agreement or at the request of PURCHASER at or prior to Closing are true, correct and authentic. No representation or warranty of SELLER contained in this Agreement, and, to the best knowledge of SWS and the SELLER (or any agents of SWS), no document or other paper furnished by or on behalf of SWS to PURCHASER (or any of its agents) pursuant to this Agreement or in connection with the transaction contemplated hereby, taken as a whole, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading.

     N. "BEST KNOWLEDGE". As used herein, an individual will be deemed to have "best knowledge" or a particular fact or other matter if:

(i)          such  individual  is  actually  aware of such fact or other matter;

(ii) a reasonable individual could be expected to discover or othwerwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; or

(iii)     it  relates  to  any  matter  of  law.

     A corporation or entity (other than an individual) hereunder will be deemed to have "best knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, employee, agent, partner, executor, or trustee of such corporation or entity (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter.

     3. REPRESENTATIONS AND WARRANTIES OFTHE PURCHASER. PURCHASER hereby warrants and represents:

     A. PURCHASER is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the corporate power and lawful authority to own, lease and operate its assets, properties, and business and to carry on its business as now being and as heretofore conducted.

     B. AUTHORITY RELATIVE TO THIS AGREEMENT AND ANCILLARY DOCUMENTS. Except as otherwise stated herein, the PURCHASER has full power and authority to execute this Agreement, and carry out the transactions contemplated hereby and thereby and no further action is necessary by the PURCHASER to make this Agreement valid and binding upon PURCHASER and enforceable against it in accordance with the terms hereof, or to carry out the actions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by the PURCHASER will not:
     (i) constitute a breach or a violation of any law, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which it is a party, or by which it is bound;

     (ii) constitute a violation of any order, judgment or decree to which it is a party or by which its assets or properties are bound or affected; or

     (iii) result in the creation of any lien, charge or encumbrance upon its assets or properties except as stated herein.

     C. BROKERAGE. The PURCHASER has not made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission from as a result of the transactions contemplated hereunder.

     D. TAXES. PURCHASER shall be solely responsible for all taxes which may be incurred by PURCHASER resulting from the receipt of consideration by PURCHASER pursuant to this Agreement.

     E. LIABILITIES. PURCHASER represents that it shall assume all liabilities of SWS as listed in Schedule D attached hereto.

     4. FINANCIAL STATEMENTS. SELLER and/or SWS (or its agents) have delivered to PURCHASER (or its agents), and PURCHASER shall receive SWS' financial statements for the fiscal years 2004 and 2005 (the "Financial Statements") on or before January 31, 2006. The Financial Statements, together with the notes thereto, have been prepared in accordance with past practices of SWS and have been prepared in accordance with generally accepted accounting principles. Except as disclosed therein, such Financial Statements are true, correct and complete and present fairly and accurately the financial condition and position of SWS as of the dates indicated.

     5. EXPENSES. Each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel and its certified public accountants and other experts.

     6. LEASE OF REAL PROPERTY. SWS does not own any real property or any buildings or other structures and does not have any options or any contractual obligations to purchase or acquire an interest in any real property to conduct its daily business operations. SELLER owns real property that is currently leased to SWS on a month-to-month basis, and such real property is where SWS has solely operated its daily business affairs for approximately the past three (3) years (the "Real Property"). At Closing, SELLER agrees to enter into a three
(3) year Commercial Lease with PURCHASER similar to that which is attached hereto as Exhibit "F".
     7. CONVERSION AND ADJUSTMENTS. SELLER shall assume all liability for payment of all liabilities of SWS up to and through the date of Closing that are not listed on Schedule D hereto. SELLER shall be entitled to all the accounts receivable of SWS and all cash on hand as listed on Schedule C hereto. Any liabilities not including on Schedule C that were incurred prior to Closing will be deducted from the principal of the Note.

     8. INTERIM PRESIDENT AND CHIEF EXECUTIVE OFFICER. SELLER shall serve as the interim President and Chief Executive Officer ("CEO") of SWS until March 31, 2006, at which time SELLER shall assume his duties as a consultant as more fully described in Paragraph 1.E. hereinabove. SELLER shall be compensated twenty-five thousand dollars ($25,000) for his services as Interim President and CEO of SWS during this interim time period. PURCHASER shall have complete and unfettered access to the business, operations and financial records of SWS during this interim period of time.

     9. CLOSING DELIVERIES. At the Closing, the deliveries hereinafter specified shall be made by the respective parties hereto, in order to consummate the transactions contemplated hereby.

     A. DELIVERIES BY SELLER. SELLER shall deliver or caused to be delivered soon as reasonably practical to PURCHASER:

     (i) Stock certificates, and any and all other instruments of conveyance and transfer as required by Section 1(a) of this Agreement; and

     (ii) Executed contracts listed in Schedule A hereto that include and/or acknowledge PURCHASER.

     (iii) Copies of SWS' Financial Statements for the 2004 and 2005 fiscal years. SELLER agrees to cooperate with any reasonable request for financial or other information necessary for any internal or independent audits of SWS before and after the Closing.

     (iv) Executed three (3) year Commercial Lease for the Real Property between SELLER and PURCHASER.

     B. DELIVERIES BY PURCHASER. PURCHASER shall deliver or caused to be delivered to SELLER:

     (i) The Purchase Price of this Agreement; and any and all other instruments of conveyance and transfer as required by Section 1(b) of this Agreement; and

     (ii) Executed contracts listed in Schedule A hereto that include and/or acknowledge PURCHASER.
     (iii) Executed three (3) year Commercial Lease for the Real Property between SELLER and PURCHASER.

     10. CONSUMATION OF AGREEMENT. PURCHASER and SELLER shall use their best efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by them under this Agreement, and SELLER shall use his best efforts to further ensure that to the extent within SELLER'S control, no breach of any of SELLER'S representations, warranties, and agreements hereunder or contemplated hereby occurs or exists on or before Closing to the end that the transactions contemplated by this Agreement shall be fully carried out.

     11. FURTHER ASSURANCES. Each of the parties hereto shall execute such documents, further instruments and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

     12.     GENERAL.

     A. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the parties to this Agreement covenants and agrees that its respective representations, warranties, covenants and statements and agreements contained in this Agreement and the exhibits hereto, and in any documents delivered in connection herewith, shall survive the Closing indefinitely. Except agreements between the PURCHASER and SELLER, and as set forth in this Agreement, the exhibits hereto or in the documents and papers delivered in connection herewith, there are no other agreements, representations, warranties or covenants by or among the parties hereto with respect to the subject matter hereof.

     B. WAIVERS. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action or compliance with any representation, warranty, covenant or agreement contained herein, therein and in any documents delivered in connection herewith or therewith. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     C. NOTICES. All notices, requests, demands and other communications, which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage prepaid:





To  SELLER:

     c/o  See  World  Satellites,  Inc.
     Attention:  Richard  E.  Miller
     1321  Wayne  Avenue
     Indiana,  Pa  15701

To  PURCHASER:

     FTS  Group,  Inc.
     7610  West  Hillsborough  Ave.
     Tampa,  Florida  33615
     215-689-2748  (Fax)

or to such other address as such party shall specify by written notice by Certified Mail to the other party.

     E. ENTIRE AGREEMENT. This Agreement (including all documents and papers delivered pursuant hereto and any written amendments hereof executed by the parties hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

     F. SECTIONS AND OTHER HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     G. GOVERNING LAW. This Agreement and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws provisions. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of the Court of Common Pleas of Indiana County, Pennsylvania, and the parties hereby agree that any dispute shall be heard exclusively in the Court of Common Pleas of Indiana County. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which, the prevailing party may be entitled.

     H. CONTRACTUAL PROCEDURES. Unless specifically disallowed by law, should litigation arise hereunder, service of process therefore, may be obtained through certified mail, return receipt requested; the parties hereto waiving any and all rights they may have to object to the method by which service was perfected.

     J. AMENDMENT AND WAIVER. The parties may by mutual agreement amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party, and (b) waive (i) any inaccuracies in representations by any other party, (ii) compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and
(iii) the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

     K. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of whom shall for all purposes are deemed to be an original and all of which shall constitute one instrument.

     L. ADVICE OF COUNSEL. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.

     IN WITNESS WHEREOF, this Agreement has been executed by each of the parties hereto all on the date first above written.



ATTEST:               PURCHASER:

                    FTS  GROUP,  INC.,  a  Nevada  corporation


___________________     By:     __/s/  Scott  Gallagher__________________
                         Scott  Gallagher,  President  and  CEO


ATTEST:               SELLER:

                    SEE WORLD SATELLITES, INC., a Pennsylvania corporation


___________________     By:     _____/s/  Richard  E.  Miller______________
                         Richard  E.  Miller,  President




WITNESS:               SELLER:

                    RICHARD  E.  MILLER


___________________     _____/s/  Richard  E.  Miller________________
                             Richard  E.  Miller,  Individually



                         Schedule A   MATERIAL CONTRACTS


1. Echostar Retailer Agreement originally dated June 14, 2003 and associated amendments
2. Echostar Satellite LLC Non-Incentivized Retailer Agreement dated January 31, 2004 and associated amendments
3. Echostar Satellite LLC Distributor Retailer Agreement dated January 31, 2006 and associated amendments